Exhibit 99.1

Name and Address of Reporting Person:	Bardin Hill Investment Partners, LP
299 Park Ave., 24th Floor
New York, NY 10171

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported (Month/Day/Year):	August 9, 2021

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: HCN GP LLC (“HCN GP”), HCN LP (“HCN”), First Series of HDML Fund I LLC (“HDML”), Bardin Hill Event-Driven Master Fund LP (“Master Fund”), Bardin Hill Fund GP LLC (“Bardin Hill GP”), Bardin Hill Investment Partners LP (“Bardin Hill”), Avinash Kripalani, Jason Dillow, John Greene and Pratik Desai.

(2) HCN GP is the general partner of HCN. Bardin Hill GP is the general partner of Master Fund, Halcyon Mount Bonnell Fund LP (“Mount Bonnell”) and the investment member of HDML. Bardin Hill is the investment manager for each of HCN, HDML, Mount Bonnell, Halcyon Energy, Power and Infrastructure Capital Holdings LLC (“HEPI”) and Master Fund. Investment decisions of Bardin Hill are made by one or more of its portfolio managers, including Jason Dillow, John Greene and Pratik Desai, each of whom has individual decision-making authority.  Avinash Kripalani is a Partner at Bardin Hill and serves on the board of directors of the Issuer as Bardin Hill’s representative.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its, his or her pecuniary interest.

(4)  On August 9, 2021, Bardin Hill exercised Series A Warrants to purchase 36,978 shares of the Issuer’s common stock on behalf of certain of the Reporting Persons for $0.01 per share in accordance with the Series A Warrant Agreement, dated August 9, 2018, filed as Exhibit 4 to Amendment No. 4 to Schedule 13D filed by the Reporting Persons on August 13, 2018. The Issuer withheld 122 shares representing the aggregate exercise price and issued the remaining 36,856 shares as follows: 10,545 to HDML; 22,870 to HCN; and 3,441 to Master Fund.

(5) Represents shares held following the reported transactions as follows: 1,741,349 by HEPI; 658,258 by HDML; 4,113,065 by HCN; 332,852 by Master Fund; and 2,641,178 by Mount Bonnell.